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                    S CORPORATION TERMINATION, TAX ALLOCATION
                          AND INDEMNIFICATION AGREEMENT

      THIS S CORPORATION TERMINATION, TAX ALLOCATION AND INDEMNIFICATION AGREEMENT (the "Agreement"), dated as of the 17th day of November, 1999, among Mark Dresner ("Dresner"), James McGowan ("McGowan") (Dresner and McGowan are hereinafter sometimes referred to individually as a "Shareholder" and collectively as the "Shareholders") and Infinite Technology Group Ltd., a New York corporation (the "Company"), (the Company and the Shareholders are hereinafter sometimes referred to individually as a "party" and collectively as the "parties").

      WHEREAS, the Company is an S corporation, as defined in Section 1361 of the Code (as hereinafter defined) and will continue to be an S corporation until the Termination Date (as hereinafter defined); and

      WHEREAS, each of the Shareholders owns 50% of the outstanding capital stock of the Company; and

      WHEREAS, it is anticipated that the Company will effect an initial public offering of common stock of the Company (the "Offering"), and that Auerbach, Pollak and Richardson, Inc. (the "Underwriter") shall be the lead underwriter for the Offering; and

      WHEREAS, in connection with the Offering the Company's status as an S corporation shall automatically terminate; and

      WHEREAS, the Shareholders and the Company wish to enter into an agreement as to the termination of the Company's status as an S corporation, the method used to allocate the Company's income during its S Termination Year (as hereinafter defined) pursuant to Code Section 1362(e)(3), and the indemnification of the Company with respect to certain tax matters.

      NOW, THEREFORE, the parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

      1.1 DEFINITIONS. The following terms, as used herein, have the following meanings:

      "C SHORT YEAR" means the portion of the S Termination Year of the Company beginning on the Termination Date and ending on December 31, 1999.

      "CODE" means the Internal Revenue Code of 1986, as amended, and, in the context of a state or local tax, a reference to the Code or a section of the Code includes any similar applicable provision of state or local law.






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      "EXCESS DISTRIBUTIONS" means the excess of cash or property distributions by the Company to a Shareholder over the federal and state income taxes paid (less amounts refunded or credited to such Shareholder) by the Shareholder with respect to the taxable income of the Company for all periods during which the Company has been an S corporation, including the S Short Year.

      "S SHORT YEAR" means that portion of the S Termination Year of the Company beginning on January 1, 1999, and ending on the Termination Date.

      "S TERMINATION YEAR" means the Company's fiscal year beginning January 1, 1999.

      "TAXES" means all taxes, however denominated, including any interest, penalties or additions to tax that may become payable in respect therewith, imposed by any federal, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income, payroll and employee withholding, unemployment insurance, social security, sales and use, excise, profits, value added, ad valorem, occupancy, disability, franchise, gross receipts, environmental, occupation, real and personal property, stamp, transfer, license, net worth, real property gains, capital, worker's compensation taxes.

      "TAX RETURNS" means all reports, estimates, information statements and returns relating to, or required to be filed in connection with, any Taxes.

      "TERMINATION DATE" means the date on which S corporation status of the Company is automatically terminated as a result of the closing of the Offering.

                                   ARTICLE II
                                   TERMINATION

      2.1 TERMINATION OF S STATUS. The Company's S corporation status shall be automatically terminated as a result of the Offering. The Company agrees to execute and file with the Internal Revenue Service any required documentation in connection with such termination, prior to the closing of the Offering. The termination of the Company's S corporation status shall be effective on the closing of the Offering.

      2.2 SHAREHOLDER CONSENT. The Shareholders agree to execute and deliver to the Company an executed unanimous consent, prior to the Termination Date.

                                   ARTICLE III
                              ALLOCATION OF INCOME

      3.1 ALLOCATION ELECTION. The Company agrees to elect and the Shareholders agree to consent, pursuant to Section 1362(e)(3) of the Code, to allocate tax items to its S Short Year and C Short Year by the pro rata allocation method contained in Section 1362(e)(2) of the Code, rather then pursuant to normal tax accounting rules (the "closing of the books method").






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The Company and the Shareholders agree to take all necessary actions to cause such election and consents and the revocation election and consents to be effective for federal income tax purposes, prior to the Termination Date. Additionally, the Company agrees to execute and attach to its tax return filed with the Internal Revenue Service an executed election.

                                   ARTICLE IV
                         TAX RETURNS AND INDEMNIFICATION

      4.1 FILING TAX RETURN FOR THE TERMINATION YEAR. The Company shall be responsible for and shall effect the filing of all Tax Returns required to be filed by the Company with respect to all taxable periods ending prior to, with or within the Termination Year. The Company shall cause such returns to include the Company's income from all sources for all periods covered by such returns.

      4.2 SHAREHOLDER INDEMNIFICATION FOR TAX LIABILITIES. Except with respect to any tax jurisdiction that does not recognize S corporation as pass-through entities and to the extent any tax jurisdiction does not accord S corporation tax treatment to nonresident Shareholders, each Shareholder hereby agrees to indemnify and hold the Company harmless from, against and with respect to up to 50% of any U.S. federal or state income tax liability (including interest and penalties), if any, resulting from the Company failing to qualify as an S corporation under Code Section 1361(a)(1) (as enacted and in effect prior to the Termination Date) for every taxable year on or before the Termination Date as to which the Company filed or files Tax Returns claiming status as an S corporation.

      4.3 AUDIT AND CONTEST RIGHTS. The parties hereto shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes. Within ten (10) days of the notice of any proposed or threatened adjustment which could give rise to a claim for indemnification under Section 4.2, the Company shall notify the Shareholders thereof and thereafter, the Shareholders shall have the right to control any resulting proceedings and to determine when, whether and to what extent to settle any such claim, assessment or dispute. The Company shall not make any election, take any tax return position, or agree to any adjustment or adjustments that would have the effect of increasing any tax liability with respect to any period ending on or before the Termination Date without obtaining the prior written consent of the Shareholders. The Company agrees to execute any powers of attorney or other documents necessary to permit the Shareholders to conduct such proceedings.

      4.4 PAYMENTS. Each Shareholder shall make such payment required under
Section 4.2 within thirty (30) days after the final determination of any tax liability resulting in a claim for indemnification. For purposes of this section, "final determination" shall mean any final tax assessment, judgment or decree by the Internal Revenue Service or any court or administrative agency for which no appeal or further hearing is possible or perfected, or a settlement with the Internal Revenue Service, which settlement is consented to by the parties hereto.






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      4.5 REFUNDS. The Company shall be entitled to any refund of Taxes imposed on the Company; provided, however, that if the Shareholders are required to make any payments pursuant to Section 4.2 hereof and the Company thereafter receives a refund of any Taxes to which such payments relate, the Company, within ten
(10) days of receipt of such refund, shall pay over to each Shareholder a pro rata amount of such refund, including any interest received with respect thereto.

                                    ARTICLE V
                       PAYMENT FOR ESTIMATED TAX LIABILITY

      5.1 PAYMENT BY COMPANY. Within sixty (60) days of the Termination Date, the Company shall make a payment to each Shareholder equal to each Shareholder's estimated tax liability pursuant to Section 4.2 of this Agreement.

                                   ARTICLE VI
                                  MISCELLANEOUS

      6.1 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which collectively shall constitute an instrument representing the Agreement between the parties hereto.

      6.2 CONSTRUCTION OF TERMS. Nothing herein expressed or implied is intended, or shall be construed, to confer upon or give any person, form or corporation, other than the parties hereto or their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

                                        INFINITE TECHNOLOGY GROUP LTD.


                                        By: /s/ James McGowan
                                            ------------------------------------
                                            Name: James McGowan
                                            Title: President


                                        /s/ Mark Dresner
                                        ----------------------------------------
                                        Mark Dresner


                                        /s/ James McGowan
                                        ----------------------------------------
                                        James McGowan